Exhibit 99.4
Activant Solutions Inc.
OFFER TO EXCHANGE ALL OUTSTANDING
$120,000,000 Aggregate Principal Amount of Old Floating Rate Senior Notes Due 2010
(CUSIP No. 00506TAB1)
and
$145,000,000 Aggregate Principal Amount of Old Floating Rate Senior Notes Due 2010
(CUSIP No. 00506TAE5)
for
New Floating Rate Senior Notes Due 2010
(CUSIP No. 00506TAD7)
Which Have Been Registered Under
the Securities Act of 1933, as Amended
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON                     , 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”).
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We are offering, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2005 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”), to exchange up to $265,000,000 aggregate principal amount of our Floating Senior Notes Due 2010 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of our outstanding Floating Senior Notes Due 2010 (the “Outstanding Notes”). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act and therefore (1) will not be subject to certain restrictions on their transfer, (2) will not be entitled to registration rights and (3) will not contain provisions providing for the payment of liquidated damages under the circumstances set forth in the Registration Rights Agreement described in the Prospectus. Outstanding Notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.
      The Exchange Offer is subject to the conditions described in the section entitled “The exchange offer — Conditions to the exchange offer” of the Prospectus.
      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
      1. the Prospectus, dated                     , 2005;
      2. the Letter of Transmittal for your use in connection with the exchange of Outstanding Notes and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Outstanding Notes);
      3. a form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;
      4. a Notice of Guaranteed Delivery; and
      5. guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
      Your prompt action is requested. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee as quickly as possible.
      In all cases, exchanges of Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent (as defined in the Prospectus) of (1) certificates representing such Outstanding Notes, or a book-entry confirmation (as defined in the Prospectus), as the case may be, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an agent’s message (as defined in the Prospectus), and (3) any other required documents.
      Holders who wish to tender their Outstanding Notes and (1) whose certificates for the Outstanding Notes are not immediately available, (2) who cannot deliver their Outstanding Notes, the Letter of Transmittal or an agent’s message and any other required documents to the Exchange Agent prior to the Expiration Date, or (3) who cannot complete the procedures for delivery by book-entry transfer prior to the Expiration Date, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed delivery” in the Prospectus.
      We are not making the Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.
      We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Exchange Offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to us, except as otherwise provided in instruction 5 of the Letter of Transmittal.
      Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and the Letter of Transmittal may be directed to the Exchange Agent at its numbers and address set forth in the Prospectus and the Letter of Transmittal.

Very truly yours,

ACTIVANT SOLUTIONS INC.
      Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.